EXHIBIT 5.1

[Pillsbury Winthrop Shaw Pittman LLP letterhead]

March 3, 2009

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Gentlemen and Mesdames:

We are acting as counsel for Chevron Corporation, a Delaware corporation (“Chevron”), in connection with the issuance by Chevron of $1,500,000,000 in aggregate principal amount of 3.450% Notes Due 2012, $2,000,000,000 in aggregate principal amount of 3.950% Notes Due 2014 and $1,500,000,000 in aggregate principal amount of 4.950% Notes Due 2019 (the “Notes”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-141138) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 8, 2007, and the related base prospectus which forms a part of and is included in the Registration Statement, as supplemented by the Prospectus Supplement dated February 26, 2009 filed with the Commission pursuant to Rule 424(b) under the Act (as so supplemented, the “Prospectus”). The Notes will be issued under the Indenture, dated as of June 15, 1995, as supplemented by the First Supplemental Indenture dated October 13, 1999 and the Second Supplemental Indenture dated as of March 3, 2009 (as so supplemented, the “Indenture”), each being between Chevron and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes will be properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

Based upon the foregoing, we are of the opinion that the Notes, when issued in accordance with the Registration Statement, the Indenture and the Prospectus, will be valid and legally binding obligations of Chevron, enforceable against Chevron in accordance with their terms, and entitled to the benefits of the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Chevron’s Current Report on Form 8-K filed by Chevron with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP